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                                                                   EXHIBIT 10.16




                    AMENDED AND RESTATED OPERATING AGREEMENT

                                    BETWEEN

                  WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP

                                      AND

                           CHEVRON PIPE LINE COMPANY

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                    BETWEEN

                  WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP

                                      AND

                           CHEVRON PIPE LINE COMPANY


                               Table Of Contents

1.  ARTICLE I - DEFINITIONS

2.  ARTICLE II - OPERATIONS AND RESPONSIBILITIES OF OPERATOR
    2.1  Operation of the Facilities
    2.2  Standard of Care
    2.3  Chevron's Policy 530
    2.4  Particular Duties of Physical Operator
    2.5  Particular Duties of Commercial Operator
    2.6  Y2K Compliance
    2.7  Interim Operations
    2.8  Hobbs Facilities Operations

3.  ARTICLE III - ANNUAL BUDGET AND DELEGATION OF AUTHORITY
    3.1  Annual Budget
    3.2  Delegation of Authority
    3.3  Capital Projects

4.  ARTICLE IV - REPORTING BY OPERATOR
    4.1  Reports
    4.2  Notification and Settlement of Losses and Claims.

5.  ARTICLE V - OPERATING ACCOUNT, RECORDS, AND AUDITS
    5.1  Establishment of Operating Account
    5.2  Operator Invoicing
    5.3  Funding of the Account or of Operator's Account
    5.4  Books and Records
    5.5  Audits
    5.6  Record Retention

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6.  ARTICLE VI - TERM
    6.1  Primary Term
    6.2  Resignation
    6.3  Required Resignation
    6.4  Removal of Operator for Cause
    6.5  Removal of Commercial Operator
    6.6  Obligations on Termination
    6.7  Rights Upon Removal or Resignation
    6.8  Transition Upon Termination

7.  ARTICLE VII - INSURANCE
    7.1  Required Insurance
    7.2  Claims Covered by Operator's Self Insurance

8.  ARTICLE VIII - MUTUAL RELEASE AND INDEMNIFICATION

9.  ARTICLE IX - CONFIDENTIALITY

10. ARTICLE X - FORCE MAJEURE

11. ARTICLE XI - ASSIGNMENT

12. ARTICLE XII - NOTICES
    12.1  Addresses for Notices.

13. ARTICLE XIII - GOVERNING LAW

14. ARTICLE XIV - ALTERNATIVE DISPUTE RESOLUTION
    14.1  Covered Disputes.
    14.2  Initiation of Procedures.
    14.3  Negotiation Between Executives.
    14.4  Mediation.
    14.5  Arbitration.
    14.6  Arbitration Procedure.
    14.7  Arbitration Hearing.
    14.8  Arbitration Decision and Costs.
    14.9  Enforcement of Award.
    14.10 Tolling and Performance.

15. ARTICLE XV - MISCELLANEOUS
    15.1  Waiver
    15.2  Amendment
    15.3  Agreement in Counterparts
    15.4  Further Assurances
    15.5  Validity
    15.6  Attachments Exhibits and Schedules
    15.7  Entire Agreement
    15.8  Titles and Headings

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    15.9   Binding Effect
    15.10  Benefits of Agreement Restricted to Parties
    15.11  Reservation of Rights
    15.12  Principles of Construction and Interpretation
    15.13  Disclaimer of Liability
    15.14  Acknowledgment
    15.15  Joint Efforts
    15.16  Conflicts of Interest
    15.17  Independent Contractor
    15.18  Power of Attorney
    15.19  Federal Compliance


ATTACHMENT I -   ACCOUNTING PROCEDURE

ATTACHMENT II -  DESCRIPTION OF THE FACILITIES

ATTACHMENT III - MAPS OF FACILITIES

ATTACHMENT IV -  CHEVRON'S POLICY 530: PROTECTING PEOPLE AND THE ENVIRONMENT -
                 SUMMARY OF 20 ACTION AREAS

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

                    AMENDED AND RESTATED OPERATING AGREEMENT

                                    BETWEEN

                  WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP

                                      AND

                           CHEVRON PIPE LINE COMPANY


THIS AGREEMENT is made and entered into effective as of May 1, 1999 by and between West Texas LPG Pipeline Limited Partnership, a Texas limited partnership (hereinafter referred to as "Company"), and Chevron Pipe Line Company, a Delaware Corporation (hereinafter referred to as "Operator").

WHEREAS, Company is the owner of certain LPG pipeline facilities ("Facilities") more particularly identified in Attachment II and Attachment III; and

WHEREAS, effective September 1, 1996, the Company and Operator entered into that certain Operating Agreement covering the operation of the Facilities; and

WHEREAS, the Company has or is in the process of acquiring additional gathering assets and desires that such assets be included as part of the Facilities and operated by Operator, and Operator desires to operate such additional assets as part of the Facilities; and

WHEREAS, Company and Operator desire to amend and restate in its entirety the Operating Agreement to provide for the operation by Operator of the additional assets as part of the Facilities and to provide for other modifications as set forth herein;

NOW, THEREFORE, in the consideration of the premises and mutual covenants contained in this Agreement, Company and Operator agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following words and terms shall have the meanings set forth:

"Account" has the meaning set forth is Section 5.1 hereinafter.

"Accounting Procedure" means the accounting procedure set forth in Attachment I, hereof.

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"Action" means any and all claims (whether in contract, tort or indemnity), demands, causes of action, liens, actions, suits, injunctions, alternative dispute resolution proceedings and Governmental Authority proceedings.

"AFE" means an approval for expenditure in the form approved by Company.

"Affiliate" means with respect to any Person, (i) any other Person which beneficially owns, directly or indirectly, 50% or more of such Person's stock or 50% or more of the ownership interest entitled to vote in such Person or (ii) any other Person as to which 50% or more of the voting stock or 50% or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in the preceding clause (i).

"Agreement" means this Operating Agreement together with all Attachments.

"Annual Budget" has the meaning set forth is Section 3.1(a) hereinafter.

"Applicable Laws" mean all applicable and valid laws, rules, regulations, statutes, codes, ordinances or other requirements of the United States or any regional, state or local Governmental Authority, whether such laws now exist or hereafter come into effect.

"Cash Operating Costs" means amounts reimbursed or payable to Operator under
Article V of this Agreement, and which are described more fully in Section 3 of Attachment I.

"Century Date Compliant" means, with respect to computer hardware and processes, including any and all enhancements, upgrades, customizations, modifications, maintenance and the like, delivered by Operator or used in providing services, containing or calling on a calendar function including, without limitation, any function providing specific dates or days, or calculating spans of dates or days, will record, store, process, provide and, where appropriate, insert, true and accurate dates and calculations for dates and spans of dates, including and following January 1, 2000.

"Claims" mean collectively all Actions and Losses.

"Commercial Operator" means Chevron Pipe Line Company or its successor(s) that fulfill the duties as set forth in Section 2.5.

"Confidential Information" means any information relating to the identity of shippers using the Facilities, the nature, kind, quantity, destination or consignee or routing of Products using the Facilities, any information proprietary to either Party and maintained by it in confidence or as a trade secret, including, without limitation, business plans and strategies, proprietary software, financing statements, customer or client lists, personnel records, analysis of general energy market conditions, sales, transportation and service contracts and the commercial terms thereof, relationships with current and potential business partners, suppliers, customers, service providers and financial sources, data base contents and valuable information of a like nature relating to the business of such Party. It is understood and agreed that Confidential Information shall not include information of a Party that (i) was generally available to the public at the time of

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disclosure to the other Party, (ii) after the time of disclosure to the other
Party, becomes generally available to the public, (iii) the Party receiving the information can show that the information was in its possession at the time of disclosure, or (iv) was rightfully acquired by the recipient from third Persons who did not themselves obtain such information under a confidentiality or other similar agreement with the disclosing Party.

"Environmental and Safety Laws" mean all Applicable Laws pertaining to human health, safety and/or the environment, waste management, natural resources, conservation, wildlife, any activity related to a Hazardous Material, or any environmental matter, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C.
(S)(S)9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq. ("RCRA"); the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S)2601 et seq.; the Clean Air Act, 42 U.S.C. (S)(S)7401 et seq.; the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. (S)(S)60101 et seq.; the Occupational Safety and Health Act, 29 U.S.C.
(S)(S)651 et seq.; and the Natural Gas Pipeline Safety Act, 49 U.S.C.
(S)(S)60101 et seq., as amended from time to time.

"Facilities" means the facilities identified in Attachment II and Attachment III hereto, which include the Gathering Facilities.

"Force Majeure" means an occurrence not within the control of the party and which by the exercise of reasonable efforts such party is unable to prevent or overcome, and shall include, but not be limited to, acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, hurricanes, storm warnings requiring evacuation of facilities, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, extreme heat or cold weather, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any Party to obtain necessary Materials, inability of any Party to obtain necessary permits and/or permissions due to existing or future Applicable Laws, temporary cleaning or testing of facilities, temporary failure of supply, or any other causes, whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable on the effective date of this Agreement, and which are not within the control of the Party claiming suspension and which such Party is unable to overcome by the exercise of due diligence. The term "Force Majeure" shall also include those instances in which either Party hereto is required to furnish Materials for the purpose of constructing and maintaining facilities or is required to secure permits or permission from any Governmental Authority to enable such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of due diligence, such Materials, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the Party having difficulty. The term "Force Majeure" shall also include any such event occurring with respect to the facilities or services of either Operator's or Company's third-party suppliers or customers delivering or receiving any product, fuel, feedstock, or other substance necessary to the continuous operation of either

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Party's plants or facilities or performance of such Party's obligations, and shall also include curtailment or interruption of deliveries or service by such third-party suppliers or customers as a result of (i) another event of Force Majeure or (ii) a breach by such third-party under the applicable agreement(s).

"GAAP" means generally accepted accounting principles.

"Gathering Facilities" mean the LPG gathering facilities contributed to the Partnership by Mid-America Pipeline Company which are more particularly described in Attachment II and III which are attached hereto and made a part hereof and which are part of the Facilities.

"Governmental Authority" means any governmental or regulatory authority (including courts and agencies) having jurisdiction over any part of this Agreement, the Parties, the Facilities, or the operation of the Facilities or any portion thereof.

"Hazardous Material" means any substance that is defined or listed as a "hazardous substance", "hazardous waste", "hazardous material", "toxic substance" or words of similar import under any present or future Environmental and Safety Law or that is otherwise regulated under any present or future Environmental and Safety Law, and, solely for the purpose of this agreement, shall include, but not be limited to, natural gas, natural gas liquids, and liquefied natural gas or mixtures of same.

"Insurance Manual Rates" means the published insurance industry recognized computations of standard accepted insurance rates.

"Losses" mean the sum of all costs, expenses (including court costs and reasonable attorneys fees), fines, penalties, interest, damages, liabilities, judgments and settlements, including but not limited to the cost of investigation thereof.

"LPG" means a mixture of liquefied petroleum products produced from gas processing facilities or refineries containing ethane, propane, butanes, natural gasoline and nominal amounts of contaminates, as allowed by specifications established from time to time by the Company.

"Material" shall mean personal property, equipment or supplies acquired or held by the Operator for use in the Operation of the Facilities.

"Operator" means Chevron Pipe Line Company acting in its capacity as physical operator of the Facilities hereunder.

"Party" means either the Operator or Company and "Parties" means both Operator and Company.

"Partnership Committee" means the managing unit of Company.

"Person" means any individual, partnership, association, trust, corporation or other entity.

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"Primary Term" has the meaning set forth is Section 6.1 hereinafter.

"Products" means, without restriction, natural gas liquids, LPG or products derived from LPG.

"Year" means a calendar year.

                                   ARTICLE II
                  OPERATIONS AND RESPONSIBILITIES OF OPERATOR

          2.1 Operation of the Facilities. Operator, on behalf of Company, agrees to commercially and physically operate, maintain and repair the Facilities, and any modifications or improvements thereof, and to perform any other duties as may be requested by Company. Except as otherwise provided in this Agreement and subject to the limitations set forth hereinafter, Company does hereby authorize and empower Operator, on behalf of Company, to do and perform or cause to be done and performed by others any and all acts and things which Operator shall, in the exercise of its discretion and best judgment, deem necessary or advisable for the commercial and physical operation, maintenance, and repair of such Facilities in accordance with Section 4.2, to the end that the Facilities may be used in a safe, efficient and economical manner for receipt, delivery, measurement and transportation of Products. Operator shall consult freely with the Partnership Committee and inform each member of such committee as soon as reasonably possible of all matters arising during the operation of the Facilities which Operator, in the exercise of its sole and reasonable judgment, considers important. In addition, Operator shall respond as soon as reasonably possible to inquiries made by the Partnership Committee, from time to time, with respect to any matter relating to the operation of the Facilities. Operator shall seek the advice of the Partnership Committee if Operator has a question as to whether a particular activity falls outside of the scope of Operator's authority under this Agreement.

          2.2 Standard of Care. Operator shall have the right and duty to commercially and physically operate the Facilities in a good and workmanlike manner and, in the absence of specific instructions from Company, shall have the right and duty to act in accordance with its best judgment as a reasonable and prudent operator would do under the same or similar circumstances. In addition, Operator agrees to perform all services hereunder in a manner consistent with the usual and customary practices, codes and standards in the pipeline industry (including specifically the Federal Energy Regulatory Commission, the Texas Railroad Commission and state Public Utilities Commissions as well as applicable Department of Transportation and American National Standards Institute) and in accordance with all Applicable Laws. Operator in its capacity as Operator pursuant to this Agreement, shall assume no other liability to Company except in the case of Operator's own gross negligence or willful misconduct. Notwithstanding the foregoing, the gross negligence standard shall apply only to the operations performed hereunder and shall not apply to any actions, inactions or negligence of the Operator in connection with the operation of any pipeline other than Facilities. Operator shall furnish or arrange for the necessary personnel to efficiently perform such services. None of such personnel shall be employees or agents of Company, statutory or otherwise.

          2.3  Chevron's Policy 530.   In as much as Operator is a part of
Chevron Corporation, Operator is committed to and shall follow, at a minimum, Chevron's Policy 530: Protecting

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People and the Environment in effect as of the date hereof. This policy commits
Operator to conduct business in a manner that protects the safety and health of employees, others involved in its operations, its customers, and the public, and to conduct business in a manner that is compatible with the balanced environmental and economic needs of the communities in which it operates. Attachment IV contains a summary of twenty (20) specific action areas being addressed by Operator as of the date of this Agreement.

     2.4 Particular Duties of Physical Operator. Without limiting the foregoing, subject to the limits otherwise set forth in this Agreement, Operator shall specifically perform the following acts, all in connection with the physical Operation of the Facilities on behalf of Company:

     (a) Perform such mechanical activities as may be required to receive, deliver, transport and/or otherwise handle Products tendered to and accepted into the Facilities.

     (b) Submit to Company recommended budgets and other information as set forth in Article III hereof.

     (c) Purchase or cause to be purchased for and on behalf of Company all Materials and services necessary for the operation of the Facilities in accordance with the budgets approved by Company (or as otherwise approved under this Agreement).

     (d) Maintain surveillance of the Facilities, conduct assessment, and periodically inspect the Facilities for damage or other conditions which could affect the safe, efficient and economical operation of the Facilities, perform such repairs to the Facilities as requested by Company or as may from time to time be required and prepare appropriate reports that document such activities.

     (e) Act as representative for Company in contacts with any Government Authority relating to the physical operation, maintenance and repair of the Facilities, where required by audits, Applicable Laws, permit conditions, or right-of-way agreements.

     (f) Obtain and maintain all governmental permits, approvals, and licenses required by Applicable Laws.

     (g) Prepare, maintain and implement operating manuals, monitoring programs, contingency plans and training programs satisfying all Applicable Laws together with such other operating procedures or manuals as Company may require.

     (h) Prepare custody transfer tickets, and other appropriate accounting materials to document custody transfer and receipt of Products, and sample and measure Products received and delivered to verify quality and quantity as operations may require.

     (i) Provide Product shipments scheduling and 24-hour continuous monitoring and control of pipeline flows for safe and efficient operations.

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     (j) File, store and maintain in a manner such that they shall be available for periodic inspection by Company all as-built drawings or descriptions of the Facilities, construction and maintenance records, inspection and testing records, operating procedures and manuals, custody transfer documents, environmental and safety records and such other records (all collectively "records") as may be necessary or appropriate to the operation, maintenance and repair of Facilities, or as required by Applicable Laws or requested by Company. All of such records shall remain the property of Company.

     (k) Prepare and file all tariffs subject to approval of Company.

     (l) Collect all tariffs (excluding any joint tariffs with other pipelines collected by the other pipeline), fees or other revenues derived from the operation of the Facilities, keep correct, complete, and accurate accounts of all receipts and disbursements made on the Company's behalf, and deposit all moneys or other valuable effects in the name and to the credit of Company in such depository banks, trust companies, savings and loan associations or other similar institutions as may be designated by Company, keep individual Book Capital Accounts for each partner of Company, prepare partnership income tax returns for approval and filing by Company, recommend for approval by the Company amounts of cash distributions that should be made to the partners of Company, and preparation of any other financial accounts or statements that may be required by Company.

     (m) Keep an accurate and itemized record of all tariff, fees or other revenues received and expenditures made or incurred during each Month in accordance with GAAP, utilizing the principles and practices generally employed in regulated oil pipeline accounting unless any regulatory agency with jurisdiction over the System or the Company shall rule otherwise, in which case the rules of the regulatory agency shall control.

     (n) Upon request, attend meetings of the Partnership Committee of Company, or, whenever otherwise required by Company, prepare and distribute reports of all financial transactions involving the Company hereunder and other reports reasonably requested by Company or any partner of Company, but only to the extent that Operator is legally authorized to do so.

     (o) Make all statutory and regulatory filings required of the Company, including without limitation, all permit applications, and filings with the Federal Energy Regulatory Commission, Texas Railroad Commission and any other state Public Utilities Commissions, Department of Transportation, or other regulatory agencies having jurisdiction over Company.

     (p) Sign all checks, drafts, or orders for the payment of Costs authorized pursuant to this Agreement.

     (q) Facilitate the financing and investments including the issuance of commercial paper in accordance with the policies set forth by the Company.

     (r) Administer the Facilities' regulatory, financial, contractual and legal affairs to the extent such administration is authorized by Company.

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     (s) Provide Materials and services as legally required or as Company may from time to time request, for discharge prevention and response for Products and/or hazardous substances. These services shall include, but not be limited to, preparation, submission, and finalization of discharge prevention and/or contingency plans for Products and/or hazardous substances, and preparation for, prevention of, response to and/or cleaning up of any discharge or threatened discharge of Products and/or hazardous substances. Without limiting the foregoing, Operator shall serve as response action contractor for Company.

     (t) Obtain rights-of-way, make renewal payments and do such other tasks as may required to maintain rights-of-way in the name of or on behalf of the Company.

     (u) Provide process, project, design and construction engineering services that may be necessary in operating, expanding or modifying the Facilities as approved by Company. Prepare AFEs, specifications, solicit proposals, evaluate proposals, make recommendations, and supervise construction relating to any expansions, modifications, or extensions of the Facilities that are approved by Company or any other Capital Project approved by Company.

     (v) Provide environmental and safety services, including the development and maintenance of reasonable safety, health and environmental management systems, policies, procedures and practices.

     (w) Keep the Facilities free and clear of all material liens and encumbrances not otherwise authorized by Company.

     (x) Pay and discharge promptly all costs and expenses reasonably incurred in operating the Facilities.

     (y) Transfer and/or dispose of Material from the Facilities. Operator shall use reasonable efforts to give the Partners of the Company first opportunity to purchase surplus Material.

     (z) Sell or dispose of any of the assets of the Company.

     (aa) Grant easements, leases and permits to third parties to use or cross the surface of the Facilities or any part thereof.

     (bb) Pay wages and salaries of Operator's personnel employed at the Facilities at rates generally comparable to those being paid for similar work at similar facilities in the same general geographic area.

     (cc) Defend Claims arising out of the Operation of the Facilities and initiate legal proceedings on behalf of the Company.

     (dd) Contract for all services necessary for the Operation of the Facilities.

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     (ee) Attend to all other matters necessary for the Operation of the
Facilities.

   2.5 Particular Duties of Commercial Operator. Without limiting the foregoing, subject to the limits otherwise set forth in this Agreement, Commercial Operator shall specifically perform the following acts, all in connection with the commercial Operation of the Facilities on behalf of Company:

          (a) Develop a business strategy for the pipeline to be submitted to the Partnership Committee of the Company for approval;

          (b) Use all reasonable efforts to maintain or increase the current market share of volumes transported by the Facilities consistent with the earnings projections in the approved business strategy.

          (c) Manage the revenue side of the pipeline by maintaining contact with shippers, developing new business opportunities, identifying potential new shippers, and developing new connection projects;

          (d) Recommend to the Partnership Committee of the Company new commercial arrangements (such as incentive tariffs);

          (e)  Work with gas processing plant operators on new projects;

          (f) Work closely with the Physical Operator, if different than the commercial operator, on operating and Customer Service issues.

   2.6 Y2K Compliance. Operator agrees to use all reasonable efforts to avoid any interruptions or delays in the delivery of services or the performance of its obligations under this Agreement which could be caused by or related to Century Date Compliant problems with facilities, hardware, equipment, material, systems or processes of Operator.

   2.7 Interim Operations. Effective May 1, 1999, Company entered into a Transition Services Agreement with Mid-America Pipeline Company for the interim operation of the Gathering Facilities which now are included as part of the Facilities. During the term of the Transition Services Agreement, day to day operation of the Gathering Facilities will be conducted by Mid-America Pipeline Company . Upon termination of the Transition Services Agreement, Operator shall assume full responsibility for the day to day operation of the Gathering Facilities as set forth in this Agreement.

   2.8 Hobbs Facilities Operations. Effective May 1, 1999, Company entered into a Hobbs Operational Services Agreement with Mid-America Pipeline Company for the operation of certain pumps, meters, valves, and other equipment (the "Hobbs Facilities") which are located at and within the Hobbs Facility operated by Mid-America Pipeline Company, and which now are included as part of the Facilities. During the term of the Hobbs Operational Services Agreement, day to day operation of the Hobbs Facilities will be conducted by Mid-America Pipeline Company.

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                                  ARTICLE III
                   ANNUAL BUDGET AND DELEGATION OF AUTHORITY.

     3.1  Annual Budget.

     (a) On or before the first Business Day of each October, Operator shall prepare and submit to the Partnership Committee for review, approval or modification the following annual budgets and forecasts (collectively referred to hereinafter as the "Annual Budget") each of which shall be forecasted for each quarterly period:

          (1) Capital Commitment Budget: The Capital Commitment Budget shall consist of an itemization of commitments for each capital project equal to or in excess of $100,000 (large projects) and a combined total of all Items less than $100,000 (small projects) for the following calendar year. The Capital Commitment Budget shall address additional working capital needs for capital projects.

          (2) Capital Expenditure Forecast: The Capital Expenditure Forecast shall identify separately all expenditures for capital items from prior budgets which are not yet complete and all capital items anticipated to be approved in the pending budget. Large projects shall be listed individually and small projects may be combined. The forecast shall indicate expenditures by quarter for the following calendar year and indicate any appropriate carryover in subsequent years.

          (3) Major Maintenance Budget: The Major Maintenance Budget shall consist of an itemization of each maintenance project equal to or in excess of $100,000 (large projects) and a combined total of all items less than $100,000 each (small projects) for the following calendar year.

          (4) Operating Expense Budget: The Operating Expense Budget shall identify for the following calendar year the expected Operating Expenses including Direct Costs, Management Fee, and Major Maintenance.

          (5) Volume and Cash Flow Forecast: A forecast of throughput volumes expected to be handled through the Facilities and expected cash flow for the Facilities shall be identified.

          (6) Three-year Financial Planning Forecast: A three-year financial planning forecast consisting of the Operator's best forecast of financial performance of the Facilities for each of the following three years. The forecast should include known or anticipated changes in volume, operating costs and capital requirements during the next three years.

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   (b) In the event Company fails to deliver an approved Annual  Budget to the
Operator on or before December 31, such budgets and forecasts which have been approved by the Company shall apply during the ensuing year and, with respect to any particular budgets and forecasts which have not been approved, the previous year's budget or forecast pertaining to such non-approved budgets and forecasts shall remain in effect until specifically approved by the Company. With respect to the Annual Budget for calendar year 2000, if the Annual Budget (or portions thereof) is not approved by December 31, 1999, such budgets and forecasts which have been approved by the Company shall apply during the ensuing year and, with respect to any particular budgets and forecasts which have not been approved, the annualized 1999 Budget (as defined in 3.1(d) below) pertaining to such non-approved budgets and forecasts shall remain in effect until specifically approved by the Company. Notwithstanding the foregoing, the Operator may take such actions and make such expenditures as may be deemed necessary under Applicable Laws or good industry practices in order to continue the orderly conduct of the business of Company hereunder and to preserve and maintain the Facilities. In the event that any such expenditure was not specifically approved in an earlier budget or otherwise approved by the Company, Operator's authority shall be limited to a maximum of $500,000 for any one expenditure and a total maximum of $1,000,000 for all such expenditures in any one year. All expenditures made pursuant to this Section 3.1(b) shall be treated as Cash Operating Costs hereunder. Nothing in this Section 3.1(b) shall in any way restrict the Operator's authority as set forth in Section 3.2(f).

   (c) In the event that any of the budgets and forecasts in Section 3.1(a)(1) through 3.1(a)(4) above for any calendar quarter are expected by the Operator to exceed or actually do exceed 110% of such budget for that calendar quarter, Operator shall revise the Annual Budget for the quarter in which the budget is exceeded and for the remaining quarters of that calendar year and submit same to the Partnership Committee for approval. It is understood and agreed that Company may at any time supplement or amend the budgets and forecasts as necessary to carry out the purposes of this Agreement.

   (d) Within thirty (30) days following execution of this Agreement, Operator shall prepare and submit to the Partnership Committee for review, approval or modification budgets and forecast consistent with the provisions of Section 3.1(a) above but covering the remaining portion of calendar year 1999 (the "1999 Budget") and will work with the Partnership Committee of the Company so that the 1999 Budget is approved on or prior to July 1, 1999.

     3.2 Delegation of Authority. Operator shall have the authority to take the following actions and/or incur the following expenditures without the prior approval of the Partnership Committee:

          (a) Any individual capital project, major maintenance project or operating expense not exceeding $100,000 to the extent that Operator deems such expenditures necessary and appropriate for the operation or maintenance of the Facilities. The sum of any such expenditures may not, during any Year, exceed the amounts indicated for all projects or expenses in the budget which have been approved by Company for that Year.

          (b) Any individual capital project, major maintenance project or operating expense in excess of $100,000 if such project or expense was specifically identified in an approved Annual Budget or Company has approved an AFE for the project. The amount of the Operator's authority under this subsection may be overrun by the greater of 10% or $100,000 without seeking prior approval by Company; provided, however that such overrun does not cause any of the Capital Expenditure Forecast, Major Maintenance Budget or Operating Expense Budget approved by the Company to be exceeded.

          (c) Operator shall have authority to initiate legal proceedings and to make expenditures in settlement of Claims resulting from or arising out of the operation of the Facilities up to $100,000 for each such Claim. Operator shall notify Company and each partner of Company immediately of any Claim if the amount required for full settlement, including anticipated legal fees, is expected to exceed the above specified amount, and the Company shall determine how to further handle the Claim.

          (d) Operator shall have authority to transfer and/or dispose of Material from the facilities where the fair market value of any one disposition is less than or equal to $100,000 and the total of all dispositions in any one Year is less than or equal to $500,000.

          (e) Operator shall have authority to contract for all services necessary for the Operation of the Facilities, subject to Partnership Committee approval of any material contracts having a term of two years or more or requiring payments in any one year in excess of $500,000.

          (f) Any expenditure which Operator deems reasonably necessary in the case of an emergency to safeguard lives or property or to prevent pollution or other environmental damage. Operator shall promptly verbally notify the Partnership Committee of any such emergency circumstance, but in any event, no later that twenty-four hours after Operator first becomes aware of same, which notice shall set forth the nature of the emergency and the corrective action taken or being taken. Within twenty-four hours after receipt of notice from Operator of any such emergency situation, the Operator and the Partnership Committee shall convene a conference call to discuss the actions taken or to be taken by Operator in response to the emergency situation. All expenditures made pursuant to this subpart (f) shall be treated as Cash Operating Costs hereunder.

          3.3 Capital Projects. Operator shall prepare and submit an AFE to the Partnership Committee for approval for any unbudgeted Capital Project expected to cost in excess of the limitations provided for in Sections 3.2 (a) and 3.2
(b) above. Any such AFE shall address additional working capital needs for unbudgeted Capital Projects.

                                   ARTICLE IV
                             REPORTING BY OPERATOR

     4.1 Reports. Operator shall provide to the Partnership Committee the following reports, based on the best data available at the time of preparation and subject to revision based on acquisition of more accurate data.

          (a) Monthly operating income and expense report, including (insofar as is reasonably practicable given Operator's current reporting capabilities) a line-by-line comparison of actual expenses to the approved Annual Budget expenses.

          (b) Monthly operational report on major repairs, key operating parameters and other operational details materially affecting the Operation of the Facilities.

          (c)  Monthly report on Facilities throughput.

          (d) Quarterly progress report comparing actual Capital Expenditures to approved AFEs and the approved Annual Budget.

          (e) Quarterly progress report on the current status of the Throughput Commitment made by Mid America Pipeline Company ("MAPL") in favor of the Partnership as set forth in that certain Call Agreement dated of even date with the date of this Agreement.

          (f) Annual reports on safety and environmental issues; Governmental Authority inspections, citations, or Governmental Authority or third party Actions; annual Material inventory and listing of all Material transferred from the Facilities for all items exceeding $ 10,000 in value; and within ninety (90) Days after the end of each calendar year, a report covering the Operation of the Facilities during the preceding calendar year, including revenues, expenses, throughput and any other information deemed material by the Partnership Committee.

     4.2 Notification and Settlement of Losses and Claims. Operator shall promptly notify the Partnership Committee in writing of all Actions arising out of the Operation of the Facilities. Likewise, if the Partnership has knowledge of any such Actions, it shall promptly notify the Operator in writing of such fact.

                                   ARTICLE V
                    OPERATING ACCOUNT, RECORDS, AND AUDITS.

     5.1 Establishment of Operating Account. Operator shall establish and maintain, and the Company shall fund, a separate interest-bearing bank account ("Account") in the name of Company. All revenues and funds received by Operator in the course of the

Operation of the Facilities and all interest earned on the Account shall be deposited in the Account. Deductions from the Account shall only consist of payments to the Operator for Cash Operating Costs (as described and authorized in Attachment I, Accounting Procedure) and cash distributions to the Partners. There shall be no commingling of funds of the Account with other accounts of the Operator.

     5.2 Operator Invoicing. Within the month immediately following the previous month of service, Operator shall provide Company and each Partner in the Company with a report setting forth in reasonable detail the Cash Operating Costs incurred during the immediately preceding Month. Operator shall invoice Company, and Company shall pay to Operator the amount of such invoice, which shall be deducted from the Account.

     5.3 Funding of the Account or of Operator's Account. The Company shall at all times maintain in the Account sufficient money to allow Operator to pay all Cash Operating Costs as they become due. Operator may pay all Cash Operating Costs directly from its own account on behalf of Company.

     5.4  Books and Records.

     (a) Operator shall keep and maintain proper and complete books and accounts, in the name of Company, in conformity and consistent with GAAP utilizing the principles and practices generally employed in regulated oil pipeline accounting unless any regulatory agency with jurisdiction over the System or the Company shall rule otherwise; and shall furnish monthly financial statements and such other reports, statistics and statements as Company or any partner of Company may reasonably from time to time request.

     (b) Operator shall maintain accurate accounts of all expenditures and liabilities incurred by it in operating, maintaining and repairing the Facilities and shall render a monthly statement to Company and each partner of the Company of all such expenditures and liabilities. The failure to include any item in the current monthly financial statement rendered for the month in which the same was incurred or expended shall not preclude such item from being brought forward and included in any subsequent monthly statement. All books, records and accounts shall be open to inspection and audit by Company or Company's authorized representatives at all reasonable times during business hours.

     5.5 Audits. The Company, upon at least thirty (30) days prior written notice to Operator, shall have the right to audit the Operator's records pertaining to the Operation of the Facilities, including records pertaining to safety, health and environmental management and compliance, for any calendar year within the twenty-four (24) Month period following the end of such calendar year. The Company shall make every reasonable effort to conduct an audit in a manner which will result in a minimum of inconvenience to Operator. An audit shall not be conducted more than once each year. Operator shall reply in writing to an audit report within 180 days after receipt of such report.

   5.6 Record Retention. Operator shall retain all financial records for the required period of time as set forth by any regulatory agency, or for forty-eight (48) Months following the end of any calendar year, whichever is greater.

                                   ARTICLE VI
                                      TERM

   6.1  Primary Term.  Unless sooner terminated as provided for in Sections
6.2, 6.3 or 6.4, this Agreement shall be for a primary term commencing on the Effective Date and ending on December 31, 2004 (the "Primary Term") and shall continue year to year thereafter unless and until either Party terminates this Agreement as of the end of the Primary Term or any successive annual term thereafter by giving written notice to the other Party at least one hundred eighty (180) Days prior to the end of the Primary Term or the expiration of any annual period thereafter; provided, however, in the event that Company has not selected a replacement operator who is ready and capable of assuming the operation of Facilities at the end of such notice period, Operator shall continue to operate the Facilities hereunder for such period until a replacement operator is selected who is ready and capable of assuming the operation of Facilities but such continuation by Operator shall not extend beyond 180 days following the end of the notice period.

   6.2 Resignation. Operator may resign at any time by sending written notice to Company; provided, however, that Operator shall not be relieved of duties as an Operator for a period of six (6) months after the date of such notice (resignation effective date) or until such earlier time as a successor Operator has been retained

   6.3 Required Resignation. Operator must resign and this Agreement shall terminate should Chevron Corporation or any of its Affiliates cease to own at least twenty percent (20%) ownership interest in the Company. Such resignation shall follow the time requirement set forth in Section 6.2.

   6.4 Removal of Operator for Cause. The Physical Operator may be removed and this Agreement terminated upon the occurrence of any of the following:

      (a) The filing by Operator of a bankruptcy action or similar action for the protection of creditors, or the involuntary filing of such an action by a third party against the Operator which remains undismissed for a period of one hundred eighty (180) days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); or

      (b) In the event any execution or attachment is issued against Operator pursuant to which all or a substantial part of the assets of Operator are seized or otherwise taken by a creditor or by any custodian, receiver, or other legal authority; or

      (c) Any assignment or any general arrangement by the Operator for the benefit of its creditors;

      (d) The default of Operator in the performance of any material term, condition or obligation contained in this Agreement (excluding a breach of the standard of care as set forth in Section 2.2 which is addressed in (e) below) and the Operator shall have failed to correct or failed to diligently pursue correction of such default in a manner reasonably acceptable to Company within thirty (30) days after receipt of written notice from the Company of any such default.

      (e) Failure of Operator to comply with the Standard of Care requirements as set forth in Section 2.2, after being given written notice of same by the Company (the "Default Notice"), and failure by Operator to (i) diligently pursue correction of such default in a manner reasonably acceptable to Company within one hundred eighty (180) days after receipt of such Default Notice, and (ii) correct such default as soon as practicable but in no event later than one year after receipt of the Default Notice. If Operator disputes whether a default actually occurred, at the election of Operator or the Company, such matter may be submitted to the alternative dispute resolution procedures as set forth in Article XIV. In the event Operator or any Affiliate of Operator has an employee who is acting as Chairman of the Partnership Committee of Company and who, upon the request of the other Members of the Partnership Committee, has failed and/or refused to send a Default Notice to Operator, any Member of the Partnership Committee shall have the right to send such Default Notice to Operator.

In any such event, Company may give notice of removal to the Operator, in which case the Operator shall nevertheless continue to perform all of the duties, responsibilities and obligations of Operator until the Company designates a successor Operator.

     6.5 Removal of Commercial Operator. The Company shall have the right to remove the Commercial Operator upon the default of Commercial Operator in the performance of its duties as set forth in Section 2.5, after being given written notice of same by the Company (the "Default Notice"), and failure by the Commercial Operator to (i) diligently pursue correction of such default in a manner reasonably acceptable to Company within thirty (30) days after receipt of written notice from the Company of any such default, and (ii) correct such default as soon as practicable but in no event later than ninety (90) days after receipt of the Default Notice. If Commercial Operator disputes whether a default actually occurred, at the election of the Commercial Operator or the Company, such matter may be submitted to the alternative dispute resolution procedures as set forth in Article XIV. In the event Commercial Operator or any Affiliate of the Commercial Operator has an employee who is acting as Chairman of the Partnership Committee of Company and who, upon the request of the other Members of the Partnership Committee, has failed and/or refused to send a Default Notice to Operator, any Member of the Partnership Committee shall have the right to send such Default Notice to the Commercial Operator.

     6.6 Obligations on Termination. Upon termination of this Agreement, Company shall pay Operator the amounts chargeable to Company hereunder as of the date of termination which have not already been paid by Company. The Company shall also reimburse Operator for the full amount of any obligations or commitments Operator has made in the interest of performing the services hereunder in accordance with the Annual Budget and any approved projects which were paid by Operator but not reimbursed by Company prior to the date of such termination or, if agreeable to such third party to which Operator has made such obligations or commitments, and if Operator is fully released therefrom, the Partnership may assume such obligations or commitments.

     6.7 Rights Upon Removal or Resignation. Termination of this Agreement shall not affect the rights and privileges or duties, liabilities and obligations of either Party which arose or accrued prior to the date of termination.

     6.8 Transition Upon Termination. Upon termination of this Agreement, Operator shall turn over to Company all records, data, information, operating manuals or other operating information in Operator's possession pertaining to operations hereunder, as well as all Materials, and facilities which had been purchased by Company or in its name. To the extent that provision of such information causes Operator to incur additional costs, the Partnership shall reimburse Operator for such reasonable costs incurred in connection therewith. In addition, Operator shall provide to the new operator copies of all accounting records pertaining to the Facilities during the term of this Agreement.

                                  ARTICLE VII
                                   INSURANCE

     7.1 Required Insurance. At all times during the term of this Agreement, Operator shall procure and maintain the following insurance at the Company's expense:

          (a) Worker's Compensation Insurance - which shall apply to all employees, including borrowed servants, alternate and statutory employees, in accordance with the benefits afforded by the statutory Worker's Compensation Acts, United States Longshoremen & Harborworker's Act and Maritime Act applicable to the state, territory or district of hire, supervision or place of accident. Policy limits for worker's compensation shall not be less than statutory limits, and for employer's liability, Two Million Dollars ($2,000,000) each accident, Two Million Dollars ($2,000,000) disease, each employee, and Two Million Dollars ($2,000,000) disease policy limit. Where permitted by law, Operator may fulfill its Workers' Compensation obligations through a program of self-assumption of risk, and shall charge Company its actual costs of such self-assumption program which shall not exceed Insurance Manual Rates applicable to such operations in the place where the same are performed.

          (b) Business Auto Liability Insurance - covering all owned, non-owned and hired motor vehicles used in the performance of this Agreement with limits of not less than $1 million combined single limit per occurrence. Where permitted by law, Operator may fulfill its Auto Liability Insurance obligation through a program of self-assumption of risk and shall charge

               Company published rates, from a licensed insurer of its choice, in the applicable State of operation for the vehicles used in performance of this Agreement.

          (c) Other Insurance - No insurance, other than that set forth above, shall be carried by Operator for the account of Company without prior approval from Company.

          (d) Endorsements - The Workers Compensation/Employer's Liability Insurance in (a) above, shall provide for a waiver of subrogation in favor of Company and each Partner. The Auto Liability Insurance in (b) above, shall name Company and each Partner as an additional assured.

          (e) Contractors - Operator shall at all times use all reasonable efforts to require each of its contractors and subcontractors to provide the insurance coverage set forth below, all to be endorsed with waiver of rights of recovery and subrogation and additional insured wording in favor of the Company and all
               Partners:

               (1) Worker's compensation insurance which shall apply to all employees, including borrowed servants, alternate and statutory employees, in accordance with the benefits afforded by the statutory Worker's Compensation Acts, United States Longshoremen & Harborworker's Act and Maritime Act applicable to the state, territory or district of hire, supervision or place of accident. Policy limits for worker's compensation shall not be less than statutory limits.

               (2) Commercial general liability insurance including coverage for blanket contractual liability, sudden and accidental environmental pollution liability, broad form property damage, independent contractors, products/completed operations and explosion, collapse and underground. Products and completed operations coverage may have a minimum annual aggregate equal to the required per occurrence limit.

               (3) Business auto liability insurance for bodily injury and property damage to include coverage for all owned, non-owned and hired vehicles.

  7.2  Claims Covered by Operator's Self Insurance.    In the event  Operator
utilizes self-assumption of risk with respect to the Company instead of obtaining any such insurance, Operator shall assume all risks associated with the matters covered by such self assumption of risk and, in connection therewith, Operator does hereby waive subrogation rights in favor of Company and each of the Partners in Company with respect to any Claims for which Operator has elected to self-assume the risk.

                                  ARTICLE VIII
                       MUTUAL RELEASE AND INDEMNIFICATION

   8.1 OPERATOR WILL NOT BE LIABLE FOR, AND THE COMPANY RELEASES OPERATOR, ITS AFFILIATES, AND ITS AND THEIR AFFILIATES' OFFICERS, EMPLOYEES, AND BORROWED SERVANTS/CONTRACT EMPLOYEES (THE "OPERATOR INDEMNITEES") FROM, AND WILL INDEMNIFY OPERATOR INDEMNITEES AGAINST ALL CLAIMS ARISING OUT OF, ATTRIBUTABLE TO, IN CONNECTION WITH OR AS AN INCIDENT TO ANY ACT OR OMISSION OF OPERATOR INDEMNITEES IN THE ADMINISTRATION, OPERATION, CONSTRUCTION AND MAINTENANCE OF THE FACILITIES OR ARISING FROM ACTIVITIES CARRIED ON OR WORK PERFORMED OR REQUIRED BY THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF OPERATOR INDEMNITEES; PROVIDED, HOWEVER, THAT THE COMPANY WILL NOT BE REQUIRED TO RELEASE OR INDEMNIFY OPERATOR INDEMNITEES FROM ANY CLAIMS TO THE EXTENT SUCH CLAIMS ARISE OUT OF, ARE ATTRIBUTABLE TO, IN CONNECTION WITH OR INCIDENT TO ANY GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF OPERATOR INDEMNITEES, OR FOR ANY VIOLATION BY OPERATOR INDEMNITEES OF THE FAIR LABOR STANDARDS ACT. THE COMPANY'S INDEMNITY TO OPERATOR WILL NOT APPLY TO THE EXTENT SUCH CLAIM IS COVERED BY, AND PROCEEDS ARE PAID FROM (I) INSURANCE THAT THE OPERATOR IS REQUIRED TO OBTAIN AND MAINTAIN AT THE COMPANY'S EXPENSE FOR THE BENEFIT OF THE COMPANY PURSUANT TO THE TERMS OF THIS AGREEMENT OR (II) INSURANCE REQUIRED UNDER AGREEMENTS BETWEEN OPERATOR AND ITS CONTRACTORS AND SUBCONTRACTORS PERFORMING WORK REQUIRED UNDER THIS AGREEMENT.

   8.2 COMPANY WILL NOT BE LIABLE FOR, AND OPERATOR RELEASES AND WILL INDEMNIFY THE COMPANY, ITS PARTNERS, THEIR AFFILIATES, AND THEIR OFFICERS, EMPLOYEES AND BORROWED SERVANTS/CONTRACT EMPLOYEES AGAINST ALL CLAIMS ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR FRAUD OF THE OPERATOR INDEMNITEES WHILE PERFORMING ITS DUTIES DURING THE TIME IT IS OPERATOR, OR FOR ANY VIOLATIONS BY OPERATOR INDEMNITEES OF THE FAIR LABOR STANDARDS ACT; PROVIDED, HOWEVER, THAT THE OPERATOR WILL NOT BE REQUIRED TO RELEASE OR INDEMNIFY COMPANY FROM ANY CLAIMS TO THE EXTENT SUCH CLAIMS ARISE OUT OF, ARE ATTRIBUTABLE TO, IN CONNECTION WITH, OR INCIDENT TO, ANY GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF THE COMPANY, THE PARTNERS, OR THEIR AFFILIATES.

   8.3 This indemnity provision will survive termination of this Agreement. Notwithstanding the foregoing indemnifications, nothing herein shall:

      (a) release Operator, as a partner in Company, of any obligation set forth in the Partnership Agreement; or

      (b) prohibit the Operator, as a partner in Company and as the Operator pursuant to this Agreement, from pursuing its rights under this indemnification provision for those otherwise indemnifiable Claims for which Operator incurs liability as Operator of the Facilities, and which are in excess of Company's insurance coverage required in this agreement.

                                   ARTICLE IX
                                CONFIDENTIALITY

     9.1 Each Party agrees that it will maintain this Agreement, all terms and conditions of this Agreement and all other Confidential Information in strictest confidence and that it will not cause or permit disclosure of Confidential Information to any third Party without the express written consent of the other Party hereto. Disclosures of Confidential Information otherwise prohibited by this Article IX may be made by either Party; (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party; (ii) to the extent a Party is contractually or legally bound to disclose financial information to a third Party (such as a shareholder or commercial lender); (iii) to the extent to which a Party hereto is required to disclose all or part of this Agreement by a statute or by the order of Governmental Authority exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents); (iv) to the extent required by the applicable regulations of a securities or commodities exchange; or (v) to an Affiliate (but only if such Affiliate agrees to be bound by the provisions of this Article IX and only in a manner consistent with the Interstate Commerce Act).

     9.2 If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of Confidential Information authorized by this Article IX, it shall so notify the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available. Each Party further agrees to cooperate to the fullest extent in seeking confidential status to protect any Confidential Information so disclosed.

     9.3 The Parties hereto acknowledge that independent legal counsel may, from time to time, be provided with a copy of this Agreement and agree that such disclosure does not require consent by the other Party, provided that such counsel agrees to be bound by the provisions of this Article IX.

     9.4 Each Party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, agents and Affiliates for maintaining the confidentiality commitments of this Article IX, but will be required in that regard only to exercise such care in maintaining the confidentiality of the Confidential Information as such Party normally exercises in preserving the confidentiality of its other commercially sensitive information.

                                   ARTICLE X
                                 FORCE MAJEURE

   10.1 A delay in or failure of performance of either Party hereto shall not constitute default, nor shall either Party be held liable for loss or damage arising from such delay or failure to the extent such delay, failure, loss or damage is caused by Force Majeure. The Party claiming Force Majeure as an excuse for delay in or failure of performance shall immediately notify the other Party of the event and any steps being taken to remove the impediment to performance.

   10.2 Force Majeure shall not prevent either Party from terminating this Agreement under Article VI above.

                                   ARTICLE XI
                                   ASSIGNMENT

   11.1 This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto; provided, however, that such Agreement and the obligations of the Parties hereunder shall not be assignable by either Party hereto without the express prior written consent of the other Party hereto, except that either Party may assign its rights hereunder to any parent, subsidiary, or Affiliate of such Party without the approval of the other Party, but such assignment shall in no way relieve or release the assigning Party from any obligations hereunder, whether accrued or unaccrued, unless agreed to in writing by the non-assigning Party.

                                  ARTICLE XII
                                    NOTICES

     12.1 Addresses for Notices. Unless specifically provided otherwise in this Agreement, any notice or other communication provided for in this Agreement or any notice which either Party may desire to give to the other shall be in writing and shall be deemed to have been properly given if and when sent by facsimile transmission, electronic mail via internet with confirmation of receipt, delivered by hand, or if sent by mail, upon deposit in the United States mail, either U.S. Express Mail, registered mail or certified mail, with all postage fully prepaid, or if sent by courier, by delivery to a bonded courier with charges paid in accordance with the customary arrangements established by such courier, in each case addressed to the Parties at the following addresses:

   If to Company:

       West Texas LPG Pipeline Limited Partnership
       Attention:  Chairman of the Partnership Committee
       c/o Chevron Pipe Line Company
       2811 Hayes Road
       Houston, Texas  77082
       Fax:  (281) 596-2907
       with a copy to:

       WTLPS, Inc.
       Attention:  President
       1000 Louisiana
       Suite 5800
       Houston, Texas 77002

       and

       Mid-America Pipeline Company
       Attention:  Director of NGL Pipelines
       1800 S. Baltimore
       Tulsa, Oklahoma 74119


     If to Operator:

       Chevron Pipe Line Company
       2811 Hayes Road
       Houston, Texas  77082
       Attention:  Eastern Region Profit Center Manager

or at such other address as either Party shall designate by written notice to the other. A notice sent by facsimile shall be deemed to have been received by the close of the first Business Day following the Day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party. Notice by U. S. Mail, whether by U. S. Express Mail, registered mail or certified mail, or by overnight courier shall be deemed to have been received by the close of the second Business Day after the Day upon which it was sent, or such earlier time as is confirmed orally or in writing by the receiving Party. Either Party may change its address or facsimile number by giving notice of such change in accordance with herewith.

                                  ARTICLE XIII
                                 GOVERNING LAW

   13.1 The validity, nature, obligations, effect and construction of this agreement shall be governed by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction other than the State of Texas.

                                  ARTICLE XIV
                         ALTERNATIVE DISPUTE RESOLUTION

   14.1 Covered Disputes. Any Claims arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity ("Dispute") will be resolved in accordance with the procedures specified in this Section, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that any Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action, the Parties will continue to participate in good faith in the procedures specified in this Article.

   14.2 Initiation of Procedures. Any Party wishing to initiate the dispute resolution procedures set forth in this Article with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party ("Dispute Notice"). The Dispute Notice will include
(i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive in the negotiations under the next Section.

   14.3 Negotiation Between Executives. If any Party has given a Dispute Notice under the preceding Section, the Parties will attempt in good faith to resolve the Dispute within thirty (30) days of the notice by negotiations between executives who have authority to settle the Dispute and who are at a higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within ten (10) days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive. Within twenty (20) days after delivery of the Dispute Notice, the executives of the Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

   14.4 Mediation. If the Dispute has not been resolved by negotiation under the preceding Section within thirty (30) days of the Dispute Notice, and only in such event, a Party may initiate the mediation procedure of this Section by giving written notice to the other Party ("Mediation Notice"). The Parties will endeavor to settle the Dispute by mediation within sixty (60) days of the Mediation Notice under the then current Center for Public Resources ("CPR") Model Mediation Procedure for Business Disputes. If the Parties have not agreed upon a mediator within seven (7) days after the Mediation Notice, any Party may request CPR assistance in the selection of a mediator under its guidelines. The mediator will establish rules for an expedited discovery procedure and will resolve all disputes with regard to discovery between the Parties. If the mediator has not already done so during the mediation process, at least seven
(7) days before the end of the sixty (60) day mediation period, the mediator will provide to each Party a written summary of the mediator's conclusions regarding the outcome of the Dispute.

     14.5 Arbitration. If the Dispute has not been resolved by mediation under
Section 14.4 above within the required sixty (60) Day period or if any Party to a Dispute fails and/or refuses to participate in such mediation procedures, any Party may initiate arbitration to resolve the matter by submitting a written notice (the "Arbitration Notice") to the other Party or Parties. Any arbitration hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. (S) 1 et seq., as amended, to the exclusion of any other arbitration acts, statutes, or rules of any other jurisdiction, state or federal.

     14.6 Arbitration Procedure. Any arbitration hereunder shall be conducted in accordance with the then current CPR Rules for Non-Administered Arbitration, except to the extent terms expressly set forth in this Article are in conflict with or supplement such Rules, by three independent and impartial arbitrators, of whom each Party to a Dispute shall appoint one, and the two so appointed by the Parties shall appoint the third arbitrator. The Arbitration Notice shall name the noticing Party's arbitrator, and shall contain a statement of the issue(s) presented for arbitration. Within fifteen (15) Days of receipt of an Arbitration Notice, the other Party shall name its arbitrator by written notice to the other and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen (15) Days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request CPR to select the third arbitrator. Should either Party fail and/or refuse to name its arbitrator within the required fifteen (15) Day period, the other Party shall be entitled to request CPR to select the arbitrator for such Party. All arbitrators shall be qualified by education or experience within the natural gas liquids portion of the energy industry to decide the issues presented for arbitration. No arbitrator shall be: a current or former director, officer, or employee of either Party or its Affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party or its Affiliates within the preceding three Years; or an owner of any of the common stock of either Party, or its Affiliates.

     14.7 Arbitration Hearing. The three arbitrators shall commence the arbitration proceedings within twenty-five (25) Days following the appointment of the third arbitrator. The arbitration proceedings shall be held at a mutually acceptable site and if the Parties are unable to agree on a site, the arbitrators shall select the site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration proceedings, including, without limitation, rules concerning discovery. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. The arbitration panel shall only have authority to award compensatory damages alone and shall not have the authority to award incidental, consequential, special, punitive or exemplary damages. In addition, if an issue under consideration is limited to a determination of an amount of money owed by one Party to the other, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the Dispute. The arbitration panel shall be charged to select from the two proposals the one which the panel finds to be the most reasonable and consistent with the terms and conditions of this Agreement, and the arbitration panel shall not average the Parties' proposals or otherwise craft its own remedy. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be kept confidential and shall not be disclosed to any third party by either Party hereto.

     14.8 Arbitration Decision and Costs. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue(s) submitted. The cost of the hearing shall be shared equally by the Parties, and each Party shall be responsible for its own expenses and those of its counsel or other representatives. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have to the arbitrability of any such Disputes, controversies or claims and further agrees that a final determination in any such arbitration proceeding shall be conclusive and binding upon each Party.

     14.9 Enforcement of Award. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any contested court proceeding brought to enforce or collect any award of judgment rendered by the arbitrators.

     14.10 Tolling and Performance. Except as otherwise provided in this Article 14, all applicable statutes of limitation and defenses based upon the passage of time and all contractual limitation periods specified in this Agreement, if any, will be tolled while the procedures specified in this Article 14 are pending. The Parties will take all actions to effectuate the tolling of any applicable statute of limitation or contractual limitation periods. All deadlines specified herein may be extended by mutual written agreement of the Parties or, if an Arbitration Notice has been sent regarding the Dispute, by written order of a majority of the arbitrators. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances. Notwithstanding the foregoing, the statute of limitations of the State of Texas applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding Sections of this Article.

                                   ARTICLE XV
                                 MISCELLANEOUS

     15.1 Waiver. No waiver by either Party of the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from performance of any other provision, condition or requirement herein; nor shall it be deemed to be a waiver of, or in any manner release the other Party from future performance of the same provision, condition, or requirement; nor shall any delay or omission of a Party in exercising any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

     15.2 Amendment. This Agreement may be amended only by a written agreement executed by both Parties that expressly amends this Agreement.

     15.3 Agreement in Counterparts. This Agreement, or any amendments thereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement upon the signature by each of the Parties on at least one counterpart.

     15.4 Further Assurances. Each Party, upon the request of the other Party agrees to perform any further acts and execute and deliver any other documents, which may be reasonably necessary to carry out the provisions of this Agreement.

     15.5 Validity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability has or would have a material and substantial negative impact on the rights, duties or obligations of either Party, then the Parties shall meet to determine if such negative impact can be eliminated or mitigated. If such negative impact can not be eliminated or mitigated to the satisfaction of the Party affected thereby, that Party shall have the right to terminate this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability does not have a material and substantial negative impact on the rights, duties or obligations of either Party, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, (1) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable and (2) such illegality, invalidity or unenforceability shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

     15.6 Attachments Exhibits and Schedules. All attachments, exhibits and schedules or descriptions referred to in this Agreement or attached hereto are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

     15.7 Entire Agreement. This Agreement, including all attachments, exhibits, schedules and descriptions incorporated herein, constitutes and contains the full and final agreement of the Parties hereto relating to the matters described herein, and unless otherwise specified herein, this Agreement supersedes and replaces any and all prior agreements or understandings (whether written or oral) between or among the Parties regarding the subject matter hereof, including but not limited to that certain Operating Agreement entered into between Company and Operator dated effective September 1, 1996.

     15.8 Titles and Headings. The titles and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     15.9 Binding Effect. This Agreement and the covenants, obligations, undertakings, rights and benefits set forth herein shall be binding on and inure to the benefit of the Parties and their respective authorized successors and assigns.

     15.10 Benefits of Agreement Restricted to Parties. Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, shall give or be construed to give any person, other than the Parties hereto (including their Partners and Affiliates) and their authorized successors and assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or under any covenant, condition or provision contained herein; and all such covenants, conditions and provisions shall be for the sole benefit of the Parties hereto.

     15.11 Reservation of Rights. Except as otherwise provided herein, each Party reserves to itself all rights, set-offs, counterclaims, and other remedies and/or defenses which such Party is or may be entitled to arising from or out of this Agreement or as otherwise provided by law.

     15.12 Principles of Construction and Interpretation. In construing this Agreement, the following principles shall be followed:

          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (b) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions; and

          (c) the plural shall be deemed to include the singular and vice versa, as applicable.

     15.13 DISCLAIMER OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF THE OTHER PARTY'S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS), FAULT, OR LIABILITY WITHOUT FAULT. THE DISCLAIMER OF LIABILITY SET FORTH IN THE PRECEDING SENTENCE SHALL INCLUDE BOTH AFFILIATED AND UNAFFILIATED THIRD PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

     15.14 Acknowledgment. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS".

     15.15 Joint Efforts. This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

     15.16 Conflicts of Interest. No director, employee, or agent of either Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. Upon reasonable advance written notice to the other Party, any mutually agreeable representative(s) authorized by either Party may audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this paragraph.

     15.17 Independent Contractor. The parties intend that Operator shall be an independent contractor in its activities hereunder. It is understood and agreed that the relationship of the Parties hereto is purely contractual and does not establish any agency, fiduciary or other type of relationship; provided, however that the Partnership designates Operator as its agent for the limited purposes set forth in Section 15.18 below.

     15.18 Power of Attorney. Company hereby constitutes and appoints the Operator as its true and lawful agent and attorney-in-fact, to make, execute, and sign (i) any contracts or agreements for and on behalf of the Partnership that the Operator is authorized to make and enter into under the terms of this Agreement and (ii) any other documents, including those that may be necessary to open and maintain a bank account for and in the name of the Partnership, that may be necessary for Operator to Operate the Facilities under the terms of this Agreement.

     15.19  Federal Compliance.

     (a) Insofar as applicable to the Parties hereto, each Party hereto shall comply with Executive Order No. I1246, as amended by Executive Order No. I1375, and the rules and regulations issued thereunder, to ensure that applicants are employed, and that employees are treated during employment without regard to their race, creed, color, sex or national origin. Also, if applicable, each Party hereto shall comply with all provisions of the Vietnam Era Veterans' Readjustment Assistance Act of 1974 and the rules and regulations issued thereunder, including 41 C.F.R., Chapter 60, Part 60-250. Each Party hereto shall also, if applicable, comply with all provisions of the Rehabilitation Act of 1973, and the rules and regulations issued thereunder including 41 C.F.R., Chapter 60, Part 60-74. Operator agrees and covenants that none of its employees or employees of its subcontractors who provide services to Company pursuant to this

Agreement are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986. All acts, orders, rules and regulations referenced above are hereby incorporated by reference unless this Agreement is excepted by appropriate federal Applicable Law.

     (b) Company and Operator shall comply with all Applicable Laws applicable to Company and Operator relating to the Facilities hereunder, including but not limited to any regulations of the United States Department of Transportation applicable to facilities operated by Company that are connected to or a part of the Facilities hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.


COMPANY,                            OPERATOR,

WEST TEXAS LPG PIPELINE             CHEVRON PIPE LINE COMPANY
LIMITED PARTNERSHIP


By:                                 By:
   ----------------------------        ----------------------------
Its:                                Its:
   ----------------------------        ----------------------------

                                  ATTACHMENT I

                                       TO

          AMENDED AND RESTATED OPERATING AGREEMENT BETWEEN WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP AND CHEVRON PIPE LINE COMPANY


                              ACCOUNTING PROCEDURE

1.   Definitions

     Unless otherwise provided for herein, the terms in this Accounting Procedure shall have the same meaning as defined in the Agreement to which this Accounting Procedure is attached.

     As used in this Accounting Procedure, the following terms have the meaning set forth below:

     "Management Fee" shall mean the management fee referenced in Section 3(b) of this Attachment.

     "Personal Expenses" shall mean Travel Expenses and other reasonable reimbursable expenses.

     "Travel Expenses" shall mean air fare, lodging, meals, laundry, business related telephone calls, taxis, car rental, tolls, parking and any other reasonable and necessary travel-related expenses.

2.   Conflict with Agreement

     In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of this Accounting Procedure shall control.

3.  Cash Operating Costs

     (a)  Direct Charges

          Subject to the provisions of the Agreement, Operator shall charge the Account with the following items to the extent such charges are incurred in connection with the Operation of the Facilities or any other activities or projects Operator is authorized to undertake pursuant to this Agreement. Applicable costs, if any, chargeable under this Section 3 shall be allocated to the portion of the Facilities benefited on an equitable basis. To the extent economically justified, Operator shall take advantage of, and credit to the Account, all cash, trade discounts, freight allowances and equalizations, annual volume and other allowances, credits, salvages, commissions, insurance discount dividends and retrospective premium adjustments.

          (1)  Labor, Benefits and Personal Expenses

               (i) Salaries and wages of Operator's employees (or employees of Operator's Affiliate) directly assigned to the physical operation, support and maintenance of the Facilities, including that portion of such employees' time related to ancillary activities such as training required by Applicable Laws, and in any other activities required of the Operator pursuant to this Agreement.

               (ii) Overhead associated with field offices and field office equipment, which will be calculated as 15% of the amount provided for in (i) above.

              (iii) Operator's cost of all payroll taxes, and benefits and allowances and any other payment paid or contributed by the Operator which is measured by Operator's employees' compensation; the above to include without limitation F.I.C.A., Operator's cost of holiday, vacation, sickness and disability and other customary allowances, Operator's current costs of established plans for employees' group life insurance, hospitalization, retirement, stock purchase, and other benefit plans of a like nature. Costs also include Operators cost of Workers' Compensation Insurance, or if Operator elects to self-insure, its actual costs of self-insurance which shall not exceed Insurance Manual Rates per
                    Section 7.1(a) of this Agreement. Such costs will be charged on a percentage assessment rate on the amount of salaries and wages chargeable to the Company under Paragraph
                    (1)(i) of this Section. The percentage assessment rate shall be based on the Operator's actual cost experience.

               (iv) Reasonable Personal Expenses of those employees whose salaries and wages are chargeable to the Company hereunder.

          (2)  Customer Service Center

               The share of Operator's cost for its Customer Service Center attributable to the Facilities, including but not limited to:

               (i) Labor, benefits and Personal Expenses of Operator's employees directly assigned to the physical operation and support of the Facilities, including handling nominations, customer service, and volumetric accounting, following the methodology in Sections 3(a)(1)(i), (iii) and (iv) above.

               (ii) A share of the depreciation for Customer Service Center capitalized costs of facility and equipment used in the scheduling of shipments and 24-hour continuous monitoring and control of pipeline flows for the Facilities.

              (iii) An allocation of other Customer Service Center costs required for support of the Facilities including, but not limited to, laboratory analysis of LPG product samples, communication costs, computer programming costs and SCADA support costs.

          (3)  Materials and Supplies

               Material purchased by Operator for use in the operation and maintenance of Facilities shall be charged to the Company at the price paid by Operator after deduction of all discounts received. Material furnished by Operator from its stocks or inventory shall be charged in accordance with the accounting guidelines established by COPAS (Council of Petroleum Accountants Societies of North America). The cost of transportation of material shall be chargeable to the Company. Company agrees to use all reasonable efforts to assure that any transportation costs which are incurred are reasonable.

               The accumulation of surplus stocks shall be avoided, and if surplus stocks are accumulated, such stocks shall be timely disposed of. Material disposed of by the Operator shall be priced at its fair market value. Proceeds from such disposition shall be credited to the Company at the time they are received by Operator. Operator does not warrant the material furnished. In the case of material found to be defective, or returned to a vendor or the Operator for any other reason, Operator shall credit the Company when adjustment is received by Operator, unless such material is returned to Operator as the source of such materials, in which event, such credit shall be made the Company when the materials are returned to Operator.

          (4)  Contracts and Services

               The cost of contracts and subcontracts, contract services (including those for technical personnel), professional consultants, equipment, and utilities employed in the operation and maintenance of the Facilities under the general direction of Operator, excluding contracts for any services to be performed by Operator as provided for in the Management Fee provisions of
               Section 3(b) below.

               Notwithstanding the foregoing, unless otherwise provided for in this Agreement or approved by the Company, the costs and expenses of contract services provided by third parties in connection with matters of taxation or accounting shall be considered as included in the Management Fees.

          (5)  Motor Vehicles and Mechanical Equipment Furnished by Operator

               (i) Use of equipment owned by Operator at the lower of (1) rates commensurate with Operator's actual costs of ownership and operation, if reasonably available, or (2) commercial rates prevailing in the geographic area of the Company Facilities as published in Petroleum Motor Transport Association rate schedules.

              (ii) Whenever requested, Operator shall inform Company of the rates it proposes to charge.

             (iii)  The costs of Auto Liability Insurance required by Company in
                    Section 7.1(b) of this Agreement, or if Operator elects to fulfill its Auto Liability Insurance obligation through a program of self-assumption of risk, then Operator shall have the right to charge the Company rates equivalent to published auto insurance rates, from a licensed insurer of its choice, in the applicable State of operation for the vehicles used in the performance of this Agreement.self-assumption of risk and shall charge Company published rates, from a licensed insurer of its choice, in the applicable State of operation for the vehicles used in performance of this Agreement.

          (6)  Damages and Losses to  Facilities

               All costs or expenses necessary for the repair or replacement of all or any portion of the Facilities made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other causes, except those resulting from Operator's gross negligence, fraud and/or willful misconduct. Operator shall furnish the Company with written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator and will circulate an AFE for approval by the Partnership Committee if the estimated costs of such repairs, as reasonably determined by the Operator, exceed the Operator's authority limits.

          (7)  Legal Expenses, Settlements and Judgments

               Expenses of investigating litigation or claims incurred in or resulting from the operation and maintenance of Facilities under the Agreement; provided, however that no direct charge for services of Operator's legal staff or fees or expense of attorneys shall be made unless previously agreed to by Company. All other legal expense incurred by Operator hereunder is considered to be covered by the Management Fee provisions of
               Section 3(b). below, unless otherwise agreed to by Company.

          (8)  Taxes

               All taxes of every kind and nature assessed or levied upon, or in connection with the Company operations, property or Facilities and which have been paid for the benefit of Company, excluding any income or franchise taxes.

          (9)  Insurance

               In accordance with the Agreement, net premiums paid for insurance required by Applicable Law or by the Company to be carried in connection with the operation, maintenance and repair of Facilities and for the protection of the Company.

          (10) Communications

               Costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems utilized in connection with the operation and maintenance of the Facilities. In the event communication systems, or portions thereof, serving the Facilities are Operator-owned, charges to the Company shall be made at the lower of (1) rates commensurate with Operator's actual costs of ownership and operation, if reasonably available, or (2) commercial rates prevailing in the geographic area of the Company Facilities.

          (11) Utilities

               Costs incurred for electricity and other utilities necessary for the operation of the Facilities hereunder.

          (12) Ecological and Environmental

               Costs incurred for the benefit of the Company as a result of statutory regulation for archeological and geophysical surveys relative to the identification and protection of cultural resources, or other ecological surveys as may be required by regulatory authority. Also, costs to provide or have available pollution containment and removal equipment, plus costs of actual control, cleanup and resulting responsibilities of oil spills as required by Applicable Laws.

          (13) Permits and Rights-of-Way

               Costs reasonably incurred in obtaining or maintaining permits, licenses, leases, certificates, rights-of-way, easements, and other similar items necessary for the operation or maintenance of the Facilities.

          (14) Abandonment and Reclamation

               Costs incurred in connection with the abandonment of the Facilities or any portion thereof, including dismantling, removal and restoration costs and costs required by Governmental Authority.

          (15) Compliance Costs

               All direct costs and expenses related to compliance with Applicable Laws, including Environmental and Safety Laws, affecting the Facilities, including costs of pollution prevention, consultants fees, environmental permitting, environmental audits and surveys, and remediation programs or projects.

          (16) Approved Capital Project Costs

          (17) Other Expenditures

               Any other expenditures directly attributable to the operation and maintenance of the Facilities not covered and dealt with in the foregoing provisions of this Section 3(a), and which are incurred by the Operator in the necessary and proper conduct of Facilities' operation and maintenance and which are:

               (i)  within the scope of the Agreement; and

               (ii) are included in the approved operating budget.

     (b)  Management Fee

          As compensation for administrative services, supervision costs and routine staff services including, but not limited to, legal, financial, commercial, accounting (excluding volumetric accounting which is addressed in Section 3(a)(2)(i)), environmental, engineering, right-of-way and paying Cash Operating Costs from Operator's account prior to invoicing Company as provided in Section 5.2 and 5.3. Operator shall receive and shall charge the Account for the Management Fee provided for in this Section 3(b) (the "Management Fee"). Unless otherwise agreed to by the Parties or provided for in Section 3(a), such Management Fee shall be in lieu of salaries or wages plus applicable burdens and expenses of all personnel of Operator (except those costs, expenses and salaries directly chargeable under Section 3(a) above) including, but not limited to, in-house legal support (unless otherwise approved as provided for in Section 3(a) above), administrative services, supervision, and office services.

          (1)  Management Fee

               Operator, in addition to the actual direct costs and expenses provided in Section 3(a), shall receive, as compensation for its administrative overhead expense in managing and operating the Facilities, a sum equal to One Million Seven Hundred Sixty Six Thousand Dollars ($1,766,000) per Year billed monthly, one-half of which ($883,000) shall remain fixed and the other half of which ($883,000) shall vary and be subject to adjustment on the first day of January, 2000, and on each yearly anniversary thereafter, by multiplying the variable half of the Management Fee currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the preceding year as shown by "The Index of Average Weekly Earnings of Crude Petroleum and Gas Production Workers" as published by the United Stated Department of Labor, Bureau of Labor Statistics.

          (2) Adjustment to Management Fee. If the Operator is removed as commercial Operator, the Management Fee shall be reduced by one hundred fifty thousand dollars ($150,000) per Year.

                                 ATTACHMENT II

                                       TO

          AMENDED AND RESTATED OPERATING AGREEMENT BETWEEN WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP AND CHEVRON PIPE LINE COMPANY

                         DESCRIPTION OF THE FACILITIES

I.  PIPELINE FACILITIES

     (A) PIPELINE: There is about 1,950 miles of various sizes of pipe ranging from 2" to 14", 0.156 Gr B to 0.365 x 46 w.t., and 1957 - 1992
          vintage. The lateral lines are up to 8" and the trunk portion is all 10" and 14".

     (B) BOOSTER STATIONS: There are 18 pump stations, 24 pump and electric motor units and associated electrical switchgear and control equipment. Total horsepower is 28,200. Pumps are all horizontal centrifugal type.

     (C) COAHOMA FACILITY: There are 2 - 1,000 horsepower pump units with centrifugal pumps and electric motors. It is an 80 acre site with three storage wells(nominal 300,000 Bbls), two brine pits (nominal 350,000 Bbls capacity), and all associated piping and electrical equipment.

          ** Of the 19 booster stations (including Coahoma), 13 are on separately identifiable property.

     (D) METER STATIONS: There are about 62 receipt, custody transfer meter stations of which about 54 are at plant sites. There are another 18 check meter locations with a total of 34 meter runs. Each facility generally includes turbine meter runs, instrumentation, and equipment buildings.

     (E)  MISCELLANEOUS:
          * Sending and receiving swab trap facilities (22 on the trunk line alone).
          * Portable meter provers
          * Spare parts inventory

II.  GATHERING FACILITIES

  A.     Pipelines

         .   6" Artesia Lateral MP 0.0 to MP 78.9
         .   6" Seven Rivers Pipeline MP 0.0 to MP 26.9
         .   6" Seven Rivers connection MP 0.0 to MP 1.7
         .   3" pipeline to Pecos Diamond MP 0.0 to MP 0.3
         .   .49 miles of 2" pipeline from Plant 57 to Artesia lateral at
               MP 78.9
         .   4" Phillips Artesia Connection MP 0.0- MP 1.9
         .   6" Tatum Lateral MP 0.0 to MP 7.6
         .   4" Tatum Lateral MP 7.6 to MP 13.9
         .   4" Northern Natural MP 0.0 to MP 14.2
         .   8" Dollarhide Lateral MP 0.0 to MP 27.0
         .   6" Dollarhide Lateral MP 27.0 to MP 31.7
         .   Roberts Ranch Pipeline 3.13 miles
         .   6" Hobbs San Andres Jct.  MP 0.0 to MP 52.1
         .   4" Amoco North Cowden- San Andres Jct MP 0.0 to MP 12.7
         .   Chevron- San Andres (Bakke Jct.) MP 0.0 to MP 0.38
         .   8" Lees to Hobbs lateral MP 0.0 to MP 110.5
         .   4" Fullerton Lateral MP 7.4 to Lees to Hobbs MP 77.9
         .   Pipeline from Lees to Hobbs to Mobil Baden Storage .7 miles
         .   6" Midkiff to Stanton  Lateral MP 0.0 to MP 31.8
         .   6" Phillips Sprayberry MP 0.0 to MP 2.16
         .   8" Snyder lateral MP 88.8 to MP 159.4
         .   6" Snyder Lateral MP 159.4 to MP 190
         .   6" Snyder Lateral MP 190 to MP 220 (out of service)
         .   6" Benedum lateral MP 0.0 to MP 21.4
         .   4" Indian Wells Benedum Injection MP 0.0 to MP .33
         .   3" Stiles Lateral MP 0.0 to MP 6.7
         .   Indian Wells Lateral  .5 miles
         .   8" Lees to Snyder Loop MP 0.0 to MP 60.7
         .   4" Lees to Perkins Lateral MP 0.0 to MP  42.5
         .   4" Jameson Lateral MP 0.0 to MP 5.8
         .   6" Vealmoor Lateral MP 0.0 to MP 8.1
         .   Texaco East Vealmoor Storage MP 0.0 to MP 0.2
         .   4" General Crude Lateral MP 0.0 to MP 36.4
         .   6" North Snyder Lateral from General Crude MP 0.0 to MP 7.38
         .   Conoco Sterling MP 0.0 to MP 4.5

  B.     Pump Stations

         .   Maljamar
         .   Eunice
         .   Midkiff

    .  Stanton
    .  Lees
    .  Snyder

C.  Valve Stations

    .  Odessa Waddell
    .  Vincent

D.  Meter Sites

    .  Marathon Indian Basin
    .  Yates Penasco
    .  Duke Dagger Draw
    .  Amoco Abo
    .  Duke Pecos Diamond
    .  Davis Denton
    .  Texaco Eunice
    .  LG&E Antelope Ridge
    .  Western Gas Benedum
    .  Western Gas Midkiff
    .  Davis Stiles
    .  Conoco Garden City
    .  Conoco Sterling
    .  Range Resources Sterling
    .  Texaco Vealmoor
    .  Mobil Salt Creek
    .  Mobil Baden
    .  WTP Bakke
    .  Koch Chaparral San Andres

                                 ATTACHMENT III

                                       TO

          AMENDED AND RESTATED OPERATING AGREEMENT BETWEEN WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP AND CHEVRON PIPE LINE COMPANY

                               MAPS OF FACILITIES

                                 ATTACHMENT IV

                                       TO

          AMENDED AND RESTATED OPERATING AGREEMENT BETWEEN WEST TEXAS LPG PIPELINE LIMITED PARTNERSHIP AND CHEVRON PIPE LINE COMPANY

          CHEVRON'S POLICY 530: PROTECTING PEOPLE AND THE ENVIRONMENT
                           SUMMARY OF 20 ACTION AREAS

1.  Management Implementation of Policy 530

     Purpose: Clearly define management's role in fully implementing Policy 530 in Chevron Pipe Line Company. Management's Leadership, support and involvement is the driver for the successful implementation of Policy 530. Employee ownership of Policy 530 depends on management's support and commitment.

     Expected Outcomes:

     .  Assessment of the gap between "current" and "desired" state

     . Estimate of the cost, manpower requirements and time to design and pilot test process

     . Schedule of the design, pilot testing, training and implementation steps of the process

     .  Design details of the new process

     .  Documentation of the new process

     .  Documentation of how the process was developed

     .  Documentation of the implementation plan to get to Stage 5

     .  Plan to communicate/educate employees about this process

     .  Documentation of process to measure progress/performance

     .  Estimate of ongoing support requirements

     . Process must satisfy the needs of: suppliers of the process, people who work in the process and customer of the process

     . Process must be designed so that it can be incorporated into the business planning and day-to-day decision making processes

     Requirements:

     . Clear commitment and leadership demonstrated by management - through policy, participation, communication and allocation of resources - in achieving continuous improvements in compliance with all safety, health and environmental laws and regulations. The following three elements must be evident:

        .  Compliance process oversight by high level manager

        . Written local safety, health and the environmental compliance policies

        .  Policy and operating objective clearly communicated to all employees.

 .  Foster employee ownership in each of the Action Areas

2.  Risk Management

     Purpose: Minimize CPL's current and future liabilities and improve our long-term competitive position through better informed data driven decisions.

     Requirements:

     . Develop an assessment process, periodically reviewed and updated, of potential risks from an accidental release or other emergencies to employees, contractors, local communities and adjacent neighbors.

     . Conduct assessments of the potential impact of safety, fire, health and environmental risks of wastes, releases and products to employees, contractors and the community

     . Establish a process to identify, document and implement risk management actions to reduce safety, fire, health and environmental risks of products and processes

3.  Operations and Maintenance Procedures and Design Documentation

     Purpose: Ensure that CPL's pipeline facilities are operated and maintained in a safe and efficient manner which minimizes incidents and complies with legal requirements

     Requirements:

     . Maintain current and complete documentation of process design, operating parameters, operating and maintenance procedures. Also maintain information relating to the hazards of employees, contractors and visitors in existing facilities

     . Provide written, up-to-date programs and procedures for occupational health and safety practices, for each facility. Implement methods, including exposure assessments and job safety analyses, to identify, evaluate and resolve potential occupational health and safety hazards to employees, contractors and visitors in existing facilities

4.  Preventive Maintenance

     Purpose: ensure that CPL's facilities continue to be capable of operating in a safe and efficient manner which minimizes incidents and complies with legal requirements

     Requirements:

     . Implement a preventive/predictive maintenance system which integrates risk management concepts

5.  Occupational Health Assurance

     Purpose: Operate our business in a manner which minimizes the adverse health effects from our operations on employees and the community

     Requirements:

     . Establish and maintain information on potential safety, fire, health and environmental hazards and on exposures from new and existing products

     . Characterize potential risks of new and existing products using safety, fire, health, and environmental hazard information and exposure assessment information and periodically re-evaluate

     . Provide education and training for Chevron employees and contractors appropriate to their job function on the proper handling, use, recycling and disposal of products and product wastes

     . Require chemical and equipment suppliers to provide appropriate HES information and guidance on their products. Factor sound HES principles into procurement practices

     . Provide written, up-to-date programs and procedures for occupational health and safety practices for each facility. Implement and resolve potential exposures to employees, contractors and visitors.

     . Conduct periodic health assessments to determine employee's medical fitness for specific job tasks and to track their exposures

6.  Legislative and Regulatory Advocacy

     Purpose: Promote timely, reasonable and cost-effective safety, fire, health and environmental legislation and regulations through active participation in their development process

     Requirements:

     . Develop and maintain a process, in connection with Public Affairs, to identify, track and comment on proposed legislation that may impact the operating company.

     . Develop and maintain a process to work with other business units and Health, Environment and Safety to identify and comment of proposed regulations that may impact their operating company.

     . Develop and maintain a process to measure and evaluate the operating company's advocacy program and make improvements

7.  Management of Change

     Purpose: Ensure that the impacts of operations, maintenance and equipment changes on safety, fire and health and environment and energy use are analyzed and procedures and documentation are updated to reflect the change in a timely manner

     Requirements:

     . A systematic management of change process is followed for all changes to facilities and procedures from concept to start-up and beyond

     . Conduct periodic safety reviews on all new and modified facilities during design, construction and prior to start-up

     . Use sound engineering practices, consistent with recognized industry standards, in facility design, construction and maintenance

8.  Accident and Near Miss Investigation

     Purpose:  Learn from accidents and near misses to prevent future incidents

     Requirements:

     . Develop and maintain a process to properly investigate, handle and report all Environmental, Health and Safety incidents and correct any deficiencies found. This process would include, but not be limited to the following:

     .  Written procedures and protocols

     . Internal reporting of incidents in a timely manner to the appropriate personnel

     . External reporting of incidents to the appropriate agencies or organizations in a timely manner

     .  Documentation of the investigation and reporting of incidents

     . A properly scheduled corrective action plan with appropriate follow-up for any deficiencies or violations uncovered in the investigation

     .  A review process on the effectiveness of corrective actions

     . Appropriate management oversight to address any trends, compliance problems or systematic errors

     . Appropriate application of a disciplinary policy for employee actions that result in incidents or violations

     . Establish a system to report all incidents and near misses and a process to identify root causes of errors and incidents. This involves investigating, reporting and taking appropriate action following each incident that results or could have resulted in an injury, illness, fire, explosion or accidental release, and sharing relevant safety knowledge and lessons learned from such incidents with industry, government and the community. Implement solutions using systems to track and analyze relevant data and measure improvements

     . Implement a process to investigate and report on all product distribution accidents and releases and to identify and implement measures to prevent recurrence

9.  Community Awareness

     Purpose: Foster understanding and dialogue between Chevron Pipe Line Company and the community

     Requirements:

     . Develop and maintain an ongoing process to acquire and assess employee, contractor and community questions and concerns about the facility

     . Put systems in place that ensure an ongoing dialogue with employees, contractors and local citizens to address safety, fire, health and the environmental concerns

     . Conduct periodic communication training for key facility and company personnel who communicate with employees, contractors and the public concerning safety, fire, health and environmental issues

     . Develop and maintain a convenient process that helps familiarize interested people with the facility, its operations and products; and its efforts to protect safety, fire, health and the environment

     . Conduct regular evaluations of the effectiveness of these ongoing communication efforts

10.  Compliance Assurance

     Purpose: Ensure ongoing compliance with ESF&H laws, regulations and Company Policies

     Requirements:

     . Develop and maintain a system which provides all employees with the skills and knowledge necessary to ensure that they can do their jobs in compliance with all laws, regulations and company policies relevant to their jobs, and which holds them accountable for doing so. The following two activities are required:

     . Maintain a compendium of all relevant legal requirements in a useable format

     . A process for ensuring that employees clearly understand their job responsibilities and are held accountable for their performance

     . Develop and maintain a process to track, document and disseminate new compliance requirements and reporting obligations to affected operations

     . Implement a process to ensure adherence to compliance deadlines and reporting requirements, including an up-to-date list of these obligations

     . Implement a self-audit procedure to ensure that facilities and practices comply with all relevant government regulations, permit requirements and with company policies and standards.

     . Implement a process to support and document annual certification of compliance which includes maintaining a backup file of documents supporting the certifications

     . Develop and maintain a process whereby employees at all levels are encouraged to freely report existing or potential compliance problems with management.

     . Develop and maintain a process that audits Safe Operations processes for compliance with company policies and government regulation and implementation of corrective actions

11.  Contracting

     Purpose: Ensure that the contracting process complies with Policy 530 requirements

     Requirements:

     . Implement a process for ensuring that contractors authorized to act on behalf of the company ("agents") understand and comply with relevant company policy and procedures. This process would include, but not be limited to the following:

     .  Review of the agent's safety policy

     .  Contract forms contain language to carry out this process

     . Audits of agent performance to check compliance with relevant company policy and procedures

     . Procedure exists for agent to freely report existing or potential compliance problems to company

     . Provide education and training for Chevron employees and contractors appropriate to their job function, on the proper handling, use, recycling and disposal of products and product wastes

     . Select contract manufacturers who employ appropriate safety, fire, health and environmental protection relevant to the operations under contract

     . Commensurate with product risk, provide information to product receivers and, if appropriate, end-product users. Work with them to foster proper handling, use, recycling and disposal. Take corrective measures with product receivers who fail to handle product properly. If necessary, cease doing business with product receivers who are unwilling to implement such actions.

     . Establish and maintain contractor safety programs to confirm that contractors perform to safety performance standards consistent with those required of Chevron employees

12.  Emergency Preparedness and Response

     Purpose: Minimize the environmental, community and economic impacts of incidents and reduce adverse public relations

     Requirements:

     . Provide a current, written facility-specific emergency response plan that addresses, among other things, communication to employees, contractors and the public and where appropriate, the recovery needs of the community after an emergency

     . Develop and maintain a training program designed to improve the proficiency of the emergency response team as well as all employees and contractors covering operating procedures, emergency and safety procedures, regulatory compliance requirements and communication responsibilities

     . Develop an assessment process, periodically reviewed and updated, of potential risks from an accidental release or other emergencies to employees, contractors, local communities and adjacent neighbors

     . Communicate relevant emergency response planning information to appropriate regulatory agencies and local emergency planning committees.

     . Coordinate the facility's written emergency response plan, comprehensive community emergency response plan and other facility plans. If no community plan exists, initiate, where appropriate, community efforts to create one.

     . Provide facility tours for emergency responders to promote emergency preparedness and to provide current knowledge of facility operations

     . Conduct emergency exercise sessions, at least annually, to test workability of the written emergency response plan. Include, to the extent practical, appropriate local emergency responders and others

     . Participate in the process to develop and periodically test the local emergency planning committee's comprehensive community emergency response plan

     . Share information and experience with other nearby facilities in the community relating to emergency response planning, exercises and incident handling

13.  Employee Fitness

     Purpose: Ensure that personnel in safety sensitive jobs are fit for duty and comply with legal requirements and Company Policy.

     Requirements:

     . Develop and maintain a process to confirm that personnel in safety sensitive jobs are fit for duty and are not compromised by external influences, including alcohol and drug abuse

14.  Employee Selection

     Purpose: Select proper people with inherent capabilities that will allow them to perform jobs according to Policy 530 requirements

     Requirements:

     . Develop and maintain a job selection process that is designed to ensure that successful candidates for Environmental, Health and Safety sensitive jobs have the knowledge, skills and performance history to allow them to conduct their activities in compliance with applicable federal, state and local Environmental, Health and Safety laws and regulations and with company Environmental, Health and Safety policy and procedures

15.  Energy Conservation

     Purpose: Increase energy efficiency and resource conservation which will result in a competitive advantage for Chevron Pipe Line Company

     Requirements:

     . Implement employee awareness and training programs that address energy usage and resource conservation

     . Conduct periodic inventories of energy and fuel usage for each facility and/or process

     .  Establish energy and fuel usage conservation goals and target dates

     . Implement procedures to evaluate resource conservation and energy and fuel efficiency for all new or modified facilities and processes

16.  Pollution Prevention

     Purpose: Reduce the environmental and health impacts of Chevron Pipe Line Company's (CPL) facilities, operations and products

     Requirements:

     . Develop and maintain a comprehensive inventory of all wastes generated and all releases into the air, water and ground

     . Conduct assessments of the potential impact of safety, fire, health and environmental risks of wastes, releases and products to employees, contractors and the community

     . Prioritize wastes and releases for a reduction effort; if appropriate, identify and prioritize products targeted for pollution prevention efforts

     . Establish goals and timing for reducing wastes and releases and, where appropriate, for reformulating products.

     . Plan implementation, giving preference first to source reduction, second to recycling/reuse and third to treatment. These techniques may be used separately or in combination with one another

     .  Measure progress in pollution prevention efforts, at least annually

     . Set and accomplish pollution prevention objectives in operations and maintenance procedures and in research and design of new or modified facilities, processes and products

17.  Property Transfer

     Purpose: Ensure that the sale, lease, transfer or purchase of real property is management to minimize ESF&H risks and liabilities to Chevron

     Requirements:

     . Assess potential safety, fire, health and environmental liabilities prior to the sale, lease, transfer or purchase of real property

     . Develop an ongoing process to identify issues or problems. Perform appropriate cleanup or remediation, taking into consideration future use and long-term liability, utilizing risk management processes

     .  Comply with all laws and regulations that apply to property transfers

     . Assure that appropriate employees are trained and understand transfer and cleanup requirements

     . Develop and maintain an ongoing process to control present and future liabilities related to transfer and cleanups

18.  Purchasing

     Purpose: Ensure that the purchasing process complies with Policy 530 requirements

     Requirements:

     . Require chemical and equipment suppliers to provide appropriate safety, fire, health and environmental information and guidance on their products. Factor adherence to sound environmental, safety, fire, health and environmental principles into procurement practices

19.  Site Remediation

     Purpose: Minimize present and future liabilities and reduce environmental and health impacts of contaminated sites

     Requirements:

     . Establish and maintain a process to evaluate, minimize and/or remediate environmental impacts caused by past operating practices

     . Develop an ongoing process to identify issues or problems. Perform appropriate cleanup or remediation, taking into consideration future use and long term liability, utilizing risk management processes

     . Develop and maintain an ongoing process to control present and future liabilities related to transfer and cleanups

20.  Training

     Purpose: Ensure that all employees have skills and knowledge necessary to fulfill Policy 530 requirements

     Requirements:

     . Develop and maintain a system which provides all employees with the skills and knowledge necessary to ensure that they can do their jobs in compliance with all laws, regulations and company policies relevant to their jobs, and which holds them accountable for doing so

     . Conduct periodic communication training for key facility and company personnel who communicate with employees, contractors and the public concerning safety, fire, health and environmental issues

     . Conduct periodic training for all personnel so they have the skills and knowledge necessary to perform their jobs and can reach and maintain proficiency in safe work practices